                                                                    EXHIBIT 10.1


                                    Agreement
                                     between
                          Lovelace Health Systems, Inc.
                                       and
                              Lifemark Corporation
                              (Contract #LHS00271)

                                TABLE OF CONTENTS

SECTION       TITLE                                                                                     PAGE
-------       -----------------------------------------------------------------------                   ----
     1        Recitals                                                                                    2
     2        Definitions                                                                                 3
     3        Lifemark Duties                                                                             3
     4        LHS Duties                                                                                  4
     5        Administrative Services                                                                     5
     6        Performance Standards and Penalties                                                         9
     7        Reports and Records                                                                         9
     8        Compensation                                                                               10
     9        Relationship of Parties                                                                    11
     10       Ownership of Data                                                                          11
     11       Confidentiality                                                                            12
     12       Insurance and Indemnification                                                              13
     13       Term and Termination of Agreement                                                          13
     14       Rights and Obligations Upon Termination                                                    14
     15       Assignment and Delegation of Duties                                                        14
     16       Affirmative Action                                                                         14
     17       Interpretation                                                                             15
     18       Amendment                                                                                  15
     19       Entire Agreement                                                                           15
     20       Notice                                                                                     15
     21       Enforceability and Waiver                                                                  15
     22       Dispute Resolution                                                                         16
Exhibit A:    Standards for Delegation of Member Rights and Responsibilities Function
Exhibit B:    Minimum Requirements for Call Tracking System
Exhibit C:    Standards for Delegation of Utilization Management Activities
Exhibit D:    Standards for Delegation of Specific Preventive Health Activities
Exhibit E:    Standards for Delegation of Payment Administration Activities
Exhibit F:    Matrix of Performance Standards and Penalties
Exhibit G:    Matrix of Required Reports and Reporting Frequencies
Exhibit H:    Confidentiality Agreement


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                        ADMINISTRATIVE SERVICES AGREEMENT

THIS AGREEMENT is made and entered into by and between Lovelace Health Systems, Inc., a New Mexico Corporation (hereinafter called "LHS") and Lifemark Corporation, a Delaware Corporation (hereinafter collectively called "Lifemark").

1.   RECITALS

     WHEREAS, LHS is a New Mexico corporation wholly owned by HealthSource, Inc., a New Hampshire Corporation; and,

     WHEREAS, LHS is a health maintenance organization ("HMO"), doing business as Lovelace Health Plan ("LHP"), duly licensed under the New Mexico HMO Act (Chapter 59A, Article 46 NMSA 1978), as amended, federally qualified under the federal HMO Act of 1973 (42 U.S.C. Section 300e et seq.), as amended, and accredited by the National Committee on Quality Assurance (NCQA). LHP provides, insures, or administers health care benefits for participants ("Participants") in various insured and self-insured plans. In the course of its business, LHS establishes and administers contracts with physicians and other health care providers, conducts health care utilization management and quality improvement activities, maintains member services operations, and other administrative functions of an HMO; and,

     WHEREAS, LHS is also a health care delivery system ("LDS") consisting of a multispecialty medical group and an acute care hospital facility duly licensed by the New Mexico Department of Health ("DOH"), certified to participate in Medicare and Medicaid, and accredited by the Joint Commission on Accreditation of Healthcare Organizations ("JCAHO"). In the course of its business, the LDS operates inpatient and outpatient health care facilities in Albuquerque and Santa Fe, New Mexico, to provide health care services and supplies to LHP Participants, and to patients with other third party payor sources or who are financially responsible for their own care ("FFS Patients"). Participants and FFS Patients are hereinafter collectively referred to as "LHS Patients"; and,

     WHEREAS, LHS is a contracted health plan under a managed care program administered by the State of New Mexico Human Services Department ("HSD") for the provision of covered medical, dental, vision, behavioral, home health, and other health services to Medicaid recipients through a program known as SALUD! New Mexico Partnership for Wellness and Health ("Program"); and,

     WHEREAS, LHS has organized Lovelace Community Health Plan ("LCHP") as a division of LHS for the purpose of contracting with HSD and performing LHS's obligations to manage and administer the Program; and,

     WHEREAS, Lifemark is primarily organized for and engaged in the development, management, and ownership of managed care health plans and programs serving the indigent and Medicaid population; and,

     WHEREAS, LHS desires to engage Lifemark, and Lifemark desires to be engaged, to provide administrative and management services in connection with LCHP's contract with the Program and the Members enrolled through the Program.

     NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

2.   DEFINITIONS

     a. Covered Services. Medically necessary health care services or products, including those


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          medical, dental, vision, behavioral, home health, and other health care services to which Members are entitled under the Program as described in the Request for Proposal and contract between LHS and HSD.

     b. Human Services Department or "HSD". The department of the State of New Mexico government responsible for administration of its State Medicaid Program pursuant to Title XIX of the Social Security Act and applicable law.

     c. Members. Those individuals who are eligible for coverage under the Program and who have enrolled with LCHP to provide their health care benefits.

     d. Participating Provider. A duly licensed (if subject to licensure) hospital, health care facility, medical group, physician, or other health care provider that has entered into a contract with LHS for the provision of Covered Services to Members.

     e. Program. The State of New Mexico SALUD! New Mexico Partnership for Wellness and Health, a program established for the provision of covered medical, dental, vision, behavioral, home health, and other health services to Medicaid recipients in a managed care delivery setting as described in the Request for Proposal.

     f. Request for Proposal or "RFP". The Request for Proposal for the Program and any amendments thereto issued by HSD.

3.   LIFEMARK DUTIES

     a. Lifemark shall be responsible for furnishing administrative services to LCHP in accordance with the provisions of this Agreement, as well for all ordinary and necessary business expenses associated with Lifemark's employees and its responsibilities under this Agreement, including but not limited to the following:

          (1) Office space (including all property lease/purchase arrangements);

          (2) Business and operating licenses and/or certifications, except those specifically required of LHS;

          (3)  Office equipment/furniture;

          (4)  Utilities;

          (5)  Telephone lines and equipment;

          (6)  Computer hardware and software;

          (7)  Printing and copying equipment;

          (8)  Office supplies;

          (9)  Personnel and human resources;

          (10) Personnel training and education;

          (11) Travel, expenses, taxes.

     b. Lifemark will appoint a Program Director who will reside in the Albuquerque area and be responsible for oversight of Lifemark's day to day Program related operational activities. Lifemark Program Director will be responsible for coordinating all Lifemark activities and, for purposes of this Agreement, will be subject to the oversight of the LHP General Manager and others as designated by LHP for this agreement. Lifemark will only use LHS, LHP, or LCHP trademarks, trade names, or logos as designated and approved by the LHP General Manager.

     c. Lifemark shall not discriminate in arranging for delivery of Covered Services for LHS Patients based upon race, color, religion, sex, sexual preference, age, national origin, or payor source.

     d. Lifemark shall comply with all aspects of LHS's response to the RFP, HSD regulations pertaining to the Program, all the regulations promulgated by the Medical Assistance program


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          under Title XIX of the Social Security Amendments of 1965 (Medicaid),
          and with all other federal and state laws and regulations applicable to the Administrative Services.

     e. Lifemark shall be responsible for any sanctions or penalties imposed on LHS by HSD, HCFA, or other governmental entity that arise from Lifemark's failure to comply with any applicable law or regulation or any other nonperformance of obligations outlined in this Agreement. Lifemark shall not be responsible for the non-performance of LHS subcontractors, and Lifemark agrees to promptly notify LHS in writing of non-performance issues by LHS subcontractors when identified by Lifemark and will assist in developing recommended corrective action plans where applicable. As a condition to Lifemark's obligation to pay such penalties, at Lifemark's request, LHS shall appeal such penalties to the fullest extent possible under the regulation of HSD, HCFA or other governmental entity if reasonable grounds for such appeal exist.

     f. Lifemark shall, upon request by LHS, and at no cost to LHS, assist LHS in developing and implementing reasonable and necessary undertakings initiated by LHS to comply with applicable regulations and HSD requirements, or to improve the quality of programs and services furnished to Members by LCHP. Such undertakings shall include Lifemark's participation, as requested, with LHS's response to the anticipated 2000-2001 HSD RFPs.

4.   LHS DUTIES

     a. The primary liaison with HSD and other governmental entities for the purposes of LCHP's business and the Program shall be the General Manager of LHP or his/her designate.

     b. LHS shall budget and pay the costs of marketing the Program to prospective Members in amounts consistent with HSD regulations and deemed reasonable by LHS. The procurement of such items shall utilize the standard LHS procurement system according to LHS policies if paid by LHS or its affiliates.

     c. LHS shall select and recruit, negotiate and establish contracts with providers to become Participating Providers of LHS for medical dental, vision, behavioral, and other services to provide Covered Services to Members as required by the contract between HSD and LHS. Such contracts shall be between LHS and Participating Providers. All contracts with Participating Providers shall be in a form and contain such provisions as are acceptable to LHS, set forth the amount of compensation to Participating Providers, and specify that the Participating Providers shall be subject to all the requirements contained in the RFP and any contract between HSD and LHS. LHS shall submit any unusual payment methodologies to Lifemark for review and comment before executing contracts containing such methodologies.

     d. LHS shall be responsible for credentialing and recredentialing of Participating providers.

     e. LHS shall maintain its established process for subrogation tracking and recovery.

     f. LHS shall be responsible for Quality Improvement programs requirements of HSD and appropriate accrediting bodies (e.g. NCQA, JCAHO, etc.).

     g. LHS shall be responsible for performing or sub-contracting for case management services. Case management services shall encompass inpatient and outpatient case management as defined by HSD's case management benefit and as set forth in the contract between HSD and LHS.

     h. LHS shall furnish the services of a Medical Director to provide oversight to Lifemark Utilization Management services.


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
     i.   LHS shall be responsible for the following Program-related expenses:

          (1)  Covered Services.

          (2)  Legal services of LHS.

          (3)  Actuarial Services of LHS

          (4)  All insurance and re-insurance premium of LHS.

          (5)  Expenses related to corporate existence for LHS.

          (6) Income, property, premium, and other taxes of LHS and any assessments or license fees of LHS.

          (7) Costs associated with health assessment administration, health education, and promotion (excluding Health Promotion Services for which Lifemark is engaged), administration of case management and quality management functions as they relate to NCQA, JCAHO, and HSD (including HSD's independent external quality review organization) quality requirements, credentialing, and marketing (except for those Marketing Services for which Lifemark is engaged.

          (8) Costs associated with LHS's business operations and its employees including, but not limited to capitalized and non-capitalized computer equipment, office equipment furniture, software, office supplies, office space for LHS staff, printing, copying, postage (associated with quality management and case management), contracted labor (including clerical, word processing, and secretarial services), legal fees, sub-contracted professional fees, wages (including overtime wages), employee benefits, telephone line leases, telephone, utilities, licenses, seminars and all related travel expenses for LHS employees, audits, taxes, fees, and other expenses incurred.

          (9) Costs associated with LCHP Medical Director(s), including, but not limited to, salaries and benefits.

          (10) Prescription drug claims processing and payment.

     j. LHS shall establish and maintain a separate bank account ("Account") specifically for use by Lifemark for the purpose of depositing all receipts from any source including payments from HSD, and for the payment of claims for Covered Services under the Program and Lifemark's administrative fees. Failure to maintain an adequate balance in the Account, and any penalties incurred as a result, will be the sole responsibility of LHS; except where the failure by LHS to maintain an adequate Account balance occurred because Lifemark negligently mispaid, overpaid, or committed any other negligent action or omission in processing claims payable from the Account, in which case the penalties will be the responsibility of Lifemark.

5.   ADMINISTRATIVE SERVICES

     Lifemark shall furnish the following services ("Administrative Services"):

     a.   Marketing Service(s)

          (1) Distribute (including postage) marketing materials developed or procured by LHS within the scope of normal plan operations as outlined by contractual requirements set forth by HSD and this Agreement.

     b.   Enrollment and Eligibility Service(s)

          (1) Make available to LHS and Participating Providers, in a nationally accepted standard format (e.g. NSF 2.0), Member enrollment and eligibility information within three business days of receipt of such information from HSD.

          (2) Make available electronic enrollment/eligibility data obtained by HSD in a format set forth by Lifemark and agreed to by LHP and its subcontractors. Lifemark will educate subcontractors about the electronic enrollment data file structure and processes, and will verify that data is being appropriately transferred to LHS subcontractors. It will be the responsibility of LHP subcontractor's to maintain interfaces that allow for electronic data interchange to obtain enrollment files maintained by Lifemark.


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          (3)  Provide card stock, print, and distribute member ID cards within timeframes required by HSD.

     c.   Member Service(s)

          (1) Provide all Member Services functions as are required by the RFP, any and all existing and known contracts between HSD and LHS, and this Agreement.

          (2) Establish and maintain a complaint resolution procedure to process Member and Participating Provider complaints that complies with applicable law, LHS's contract with HSD (including HSD's independent external quality review organization), applicable law and regulations, NCQA standards, and, with respect to Member complaints, LHS's "Standards for Delegation of Member Rights and Responsibilities Function", which is attached hereto as Exhibit A.

          (3) Operate or provide for a member services call center in accordance with HSD and Lovelace requirements. This will be accomplished by Lifemark using the LHS nurse hotline after normal business hours.

          (4) Implement an enhanced call tracking system and reporting capabilities in accordance with NCQA standards and LHS requirements attached as Exhibit B. Implementation to be substantially completed by June 30, 2001.

     d.   Provider Contracting Service(s)

          Supply consultation to LHS regarding geographic distribution of network and negotiated rates.

     e.   Provider Relations Service(s)

          (1) Lifemark will appropriately update its information systems with new or revised contract information within ten (10) business days after complete and accurate information has been received by Lifemark personnel. Lifemark will periodically perform audits of its contract loading functions and allow oversight by LHS Medical Economics group if requested by LCHP, LHP, or LHS. Lifemark will have the right to review all non-standard SALUD! provider and subcontractor agreements prior to final execution to ensure compliance with system administration. Lifemark will not be held responsible for timely processing of claims for contracts that have been executed, or for provider information forwarded to Lifemark staff, with effective dates prior to receipt date by Lifemark. However, Lifemark will be responsible for timely processing after the tenth (10th) day following receipt by Lifemark of the signed contract.

          (2) Produce and distribute a new Provider Reference Manual on an annual basis and produce and distribute an update to the Manual every six months.

          (3) Perform orientation of new Participating Providers regarding features of the Program and LCHP.

          (4) Align the geographic territory assignment of Lifemark's Provider Relations Representatives consistent with the geographic territory assignment of LHP's Provider Relations alignment, even if LHP changes the territory assignments of its Provider Relations Representative. LHP shall give Lifemark reasonable advance notice of such changes.

          (5) Conduct on-going education of existing Participating Providers regarding features of the Program and LCHP, and any changes that may have be implemented by HSD.

          (6) Update, print, and distribute a directory of Participating Providers two times per year after receiving approval of the draft by LHP personnel.

          (7) Operate a provider relations call center to address Participating provider and non-participating provider inquiries about billing, referrals/authorizations, claims issues, etc.

     f.   Utilization Management Service(s)

          (1) Conduct Utilization Management ("UM") in accordance with a UM program plan, which shall be submitted to LHS annually for review by the Health Plan Quality Council. Such


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               plan and related activities shall comply with LHS's contract with
               HSD (including HSD's independent external quality review organization requirements), applicable law and regulations, NCQA standards, and LHS's "Standards for Delegation of Utilization Management Activities", which is attached hereto as Exhibit C. Lifemark shall obtain and maintain any license, certification, or accreditation necessary to perform it UM activities. Lifemark agrees that its UM activities shall be subject to oversight and supervision of the designated LHS Medical Director.

          (2) Ensure necessary interfaces for electronic data interchange to timely update the claims system related to referrals, prior authorizations, and other UM activities.

          (3) Perform prior authorization function in accordance with HSD and LHS requirements.

          (4) Perform referral process in accordance with HSD and LHS requirements and performance standards.

     g.   Preventive Health Service(s)

          (1) Perform Member outreach and education for well childcare, including but not limited to EPSDT (including the behavioral health screening component of the EPSDT) and prenatal care in accordance with HSD requirements and the requirements of any appropriate accrediting body in which LHS participates (e.g. NCQA, JCAHO, etc.) as set forth in the "Standards for Delegation of Specific Preventive Health Activities", which is attached hereto as Exhibit D.

          (2) Cooperate with other reasonable preventive health or quality improvement initiatives as requested by LHS.

     h.   Claims Administration Services(s)

          (1) Process and pay claims to Participating Providers for all approved Covered Services rendered to Members (except prescription drug benefit claims and other benefits for which LHS has sub-contracted claims payment) in accordance with contracts entered into between Participating Providers and LHS, the RFP, HSD requirements, and this Agreement.

          (2) Comply with LHS "Standards for Delegation of Payment Administration Activities", attached hereto as Exhibit E.

          (3) Comply with the requirements of the RFP, the contract between HSD and LHS, and the contracts between LHS and Participating Providers with respect to payment of claims to Participating Providers. Claims payments shall be made by check or drafts signed by Lifemark out of the Account established under the terms of this Agreement.

          (4) Ensure necessary interfaces to accept electronic data interchange of claims and encounter data.

          (5) Process complete encounter data that has been received from Participating Providers who pay their own claims. Such encounter data must be received by Lifemark in a nationally accepted standard format (or other format agreed to by Lifemark). Lifemark will upload such data into Lifemark information systems or data repository systems for reporting purposes.

          (6) Conduct necessary activities in connection with coordination of benefits, third-party liability recoveries, and reinsurance as required under the provisions of the RFP and HSD requirements. Such activities will include but not be limited to the following:

               (a) Recovering or coordinating medical expenses incurred by Members from all third-party liability sources on behalf of LHS, and depositing any amounts recovered in the Account;

               (b) Establishing and maintaining files of Members' third-party liability information;

               (c) Receiving third-party liability information from HSD and updating the Members' files on a timely basis;

               (d) Informing HSD and the LHS of third-party liability information discovered during the course of business operations;


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
               (e) Providing HSD and the LHS with required reports relating to amounts recovered from third-parties;

               (f) Recovering reinsurance revenues payable to LHS from HSD and /or other reinsurers.

          (7) Cooperate with LHS in the development of a subrogation tracking and recovery program and provide LHS with any information, reports, or other data in its possession which indicates that a right of recovery may exist with respect to a benefit or service provided under the Program.

     i.   Accounting and Finance Services(s)

          (1) Install appropriate controls and perform finance accounting functions as reasonably requested by the LHS VP of Financial Operations.

          (2) Make deposits to and payments from the Account established by LHS for LCHP. Payments from the account are expressly limited to (i) payment of approved provider claims, (ii) payment of monthly
               (PMPM) fees in accordance with Section 8 of this Agreement, and
               (iii) other expenses as expressly approved in advance by LHS.

          (3)  Reconcile Account statements as reasonably requested by LHS.

          (4) Performing all day to day financial and accounting functions of LCHP, including preparation of regulatory financial reporting, claims accounts payable, and premium accounts receivable administration.

          (5) Provide LHS with financial statement information and related supporting documentation (including information that Lifemark possesses for required filings for the New Mexico Department of Insurance.

          (6) Prepare for LHS's review, signature and submission any financial and regulatory reports required by HSD in connection with the Program.

     j.   Information Systems Services(s)

          (1) Maintain an automated management information system as required by the contract with HSD, HSD requirements, and as necessary for Lifemark to fulfill its obligations under the provisions of this Agreement.


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     k.   Exit/Transition Planning Services(s)

          (1) Cooperate in a professional and businesslike manner with transition to new vendor.

          (2) Continue, for no additional administrative fee, to process and pay claims accurately for dates of service up to termination date for a period of one hundred, eighty (180) days following the effective date of termination/expiration of the Agreement.

          (3) Transition of data upon termination shall include transfer of file data, accruals against benefit limitations and copayment carryover if appropriate, and shall be timely enough to allow smooth transition of activities to the new vendor.

6.   PERFORMANCE STANDARDS AND PENALTIES

     a. Lifemark agrees that performance standards pertaining to certain Administrative Services, along with penalties for failure on the part of Lifemark to achieve the performance standards, shall be established. A matrix of Performance Standards and Penalties is attached and made part of this Agreement as Exhibit F.

     b. The methods of measurement of performance related to each Performance Standard is also contained in Exhibit F.

     c. Lifemark shall supply, from its information and other systems, all data necessary for measurement of performance against the Performance Standards.

     d.   The periods of performance and reporting dates shall be as follows:

          (1) For the period from September 1, 2000, through June 30, 2001, Lifemark will supply performance data to LHS no later than July 31, 2001. The total of all penalties imposed for this period of performance shall not exceed [ ]* of the total amount paid by LHS to Lifemark for Administrative Services for the same period.

          (2) For the period July 1, 2001, through December 31, 2001, Lifemark will supply performance data to LHS no later than January 31, 2002. The total of all penalties imposed for this period of performance shall not exceed [ ]* of the total amount paid by LHS to Lifemark for Administrative Services for the same period.

          (3) For each six- (6-) month period thereafter, Lifemark will supply performance data to LHS for that period no later than thirty (30) days following the close of the period. The total of all penalties imposed for each such period of performance shall not
               [   ]* of the total paid by LHS to Lifemark for Administrative
               Services for the same period.

     e. Subject to Lifemark's rights under section 22 hereof, Lifemark shall pay penalties related to performance standards within ninety (90) days following the close of the period of performance.

     f. In addition to penalties related to performance standards as described herein, Lifemark shall also be responsible for any penalties pursuant to Paragraph 3.e.

7.   REPORTS AND RECORDS

     a. Lifemark shall maintain financial, utilization, claims, and other records necessary to demonstrate that it has met its obligations under this Agreement.

     b. Lifemark agrees to furnish certain data and reports in a form and format mutually agreed and in the frequency reasonably required by HSD, LHS, and other third parties. A matrix of Required Reports and Reporting Frequencies is attached and made part of this Agreement


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                        *Confidential Treatment Requested
          as Exhibit G.

     c. For each occurrence of failure on the part of Lifemark to furnish the on-time reports as described in Exhibit G, Lifemark shall pay LHS,
          upon request, a penalty of [   ]* per report for each day it is not
          delivered as scheduled, to a maximum of [   ]* per occurrence. Penalty
          shall not be imposed if said reports are not produced due to data that has not been received from third parties other than Lifemark subcontractors.

     d. Until the expiration of four (4) years after performing Administrative Services under this Agreement, Lifemark and its subcontractors whose
          subcontracts are of a value or cost of [       ]* or more, shall upon
          written request, make available to the Secretary of the Department of Health and Human Services, the Comptroller General of the United States, or any of other duly authorized government entity, the Agreement and such books, documents, and records of Lifemark and such subcontractors, if any, as are necessary to certify the nature and extent of the costs to LHS of performance of the Agreement. The subcontracts, if any, shall contain a clause similarly requiring the retention and availability of like documentation. LHS may, at any reasonable time, audit the financial records related to Administrative Services.

     e. Notwithstanding the obligations of this section. Lifemark acknowledges and agrees that all information concerning Members, including, but not limited to, eligibility lists, utilization data, and claims information, which are generated by HSD, LHS, Lifemark or other third parties, shall be treated by Lifemark as confidential and proprietary information of LHS and shall be returned to LHS upon request by LHS and upon termination or expiration of this Agreement. Any use of such information for other than the express purpose for which it is provided is prohibited and shall be construed as a material breach of this Agreement.

     f. Lifemark shall treat as confidential all Member records in compliance with all applicable state and federal laws and regulations and this Agreement.

     g. LHS shall have the exclusive right to use, publish, distribute, market, or sell any such information and data in statistical form, but the release of such information shall not violate the right of privacy of any LHS Patient or any trade secrets of Lifemark. Subject to the qualification herein, Lifemark hereby authorizes the release of all such information and data.

8.   COMPENSATION

     a. LHS shall compensate Lifemark as follows for Administrative Services performed by Lifemark in accordance with the provisions of this Agreement.

          (1)  For the period from September 1, 2000, to June 30, 2001, LHS
               shall pay Lifemark at the rate of [   ]* per Member per month
               (PMPM).

          (2) If by June 30, 2001, LHS has not implemented electronic transmission of claims data (in a nationally accepted data format or UB-92 claim) for facility services provided to Members in the
               LDS, LHS shall increase the rate of compensation to [     ]* PMPM
               beginning on July 1, 2001. If LHS has implemented electronic transmission of claims data for facility services provided to
               Members in the LDS, the rate of payment will remain [     ]* PMPM
               through June 30, 2002.

          (3) In the event this Agreement is renewed for additional one (1) year periods, the rate of payment for the new period, beginning on July 1, shall increase by the percentage of increase in the CPI-All Items for the twelve-month period most recently published by the U.S. Department of Labor, Bureau of Labor Statistics.

                        *Confidential Treatment Requested

          (4) The above compensation rates are predicated on the scope of Administrative Services performed by Lifemark as of the effective date of this Agreement (e.g., management of behavioral health benefits is not included).

          (5) Programming expenses related to the transition of data upon termination or expiration of this Agreement shall be paid by LHS
               at Lifemark's cost plus [      ]*, to a maximum of [        ]*.

     b. The compensation payable by LHS to Lifemark shall not be subject to withholding for taxes, F.I.C.A. or otherwise, and nothing in this Agreement creates for LHS any duties of an employer with respect to Lifemark under any state workers' compensation laws or any state or federal laws applicable to employers. The amount paid by LHS hereunder shall be inclusive of all taxes and Lifemark will be responsible for all applicable sales, use, real or personal property, franchise or other like taxes attributable to this Agreement.

     c. The payment rates specified herein shall be payment in full for all Administrative Services provided under this Agreement, Lifemark agrees that in no event including but not limited to nonpayment by LHS, insolvency of LHS, or breach of this Agreement, shall Lifemark bill, charge, collect a deposit from, seek compensation, remuneration, or reimbursement from or have any recourse against a Member, HSD, or persons other than LHS for Administrative Services provided pursuant to this Agreement. This hold harmless provision shall survive the termination of this Agreement with respect to Administrative Services performed by Lifemark under the provisions of this Agreement.

9.   RELATIONSHIP OF PARTIES

     a. Lifemark shall perform Administrative Services under this Agreement as an independent contractor of LHS. Nothing contained in this Agreement shall be deemed or construed to make Lifemark or any of Lifemark's employees an agent, employee, partner, or joint venturer of or with LHS.

     b. Lifemark agrees that Lifemark and its personnel are not employees of LHS and are not entitled to worker's compensation or employee benefits provided by LHS to its employees. In addition, Lifemark agrees that Lifemark is responsible for Lifemark's own federal, state and local income, social security, unemployment, sales, disability and any other applicable local, state or federal taxes arising out of Lifemark's performance of Administrative Services under this Agreement.

     c. Lifemark is available to perform services for entities other than LHS. However, Lifemark warrants and represents that there is no breach of any duties to LHS in the delivery of Administrative Services under other contracts for services.

     d. Both Lifemark and LHS agree not to employ personnel from the other party for the period of one year after an employee has left its respective organization or for one year following the effective date of termination or expiration of this agreement, unless approved in advance by the other party.

10.  OWNERSHIP OF DATA

     a. The parties acknowledge that Lifemark may use certain proprietary software programs, source and object codes and databases, the trade secrets related thereto, the copyright of Managed Care One, CareOne, or other Lifemark software, the trademark of the names, all intellectual property rights associated with the programs, the technical information, design concepts, processes, formulae and algorithms and all other rights and aspects pertaining thereto are highly confidential and the exclusive property of Lifemark. Nothing in this Agreement shall be construed to be an assignment, transfer, purchase, lease or license of

                        *Confidential Treatment Requested
          such rights. Lifemark has selected Managed Care One in fulfilling its duties under this Agreement and may elect at any time in its sole discretion to use a different information system; provided however that no disruption of LCHP functions, increase in LHS cost or reduction in LCHP capability will result from such decision. LHS waives all claim, right or interest whatsoever in Managed Care One, CareOne, or other Lifemark software, or any of the above described aspects and features thereof, and all amendments or revisions thereto.

     b. All data entered into Lifemark's information systems in the course of fulfilling its duties under this Agreement are owned by LHS. Lifemark shall furnish such data to LHS, in a nationally accepted form and format (as described in Exhibit C, paragraph 5.c.) reasonably requested by LHS, upon request from LHS.

11.  CONFIDENTIALITY

     a. During the term of the Agreement, the parties may have access to certain proprietary materials of each other.

          (1) In the case of Lifemark, LHS acknowledges that certain features of Managed Care One and CareOne are proprietary software programs of Lifemark subject to protection by copyright law and Lifemark's policies procedures, systems, clinical, financial or administrative assessment tools, systems, data information, or other related content are highly confidential and proprietary ("Trade Secrets").

          (2) In the case of LHS, Lifemark acknowledges that while supplying Administrative Services under this Agreement, Lifemark will be exposed to records, documents, client lists, records, computer data and systems information, provider information and listings, and other written or verbal information ("Information") considered confidential and proprietary in nature to LHS.

     b. Neither party shall disclose any of the other party's Trade Secrets or Information, directly or indirectly, during or after the term of the Agreement. The parties shall not photocopy or otherwise duplicate any such material without the prior written consent of its owner except as otherwise required under the terms of this Agreement. All Trade Secrets and Information shall remain the exclusive property of its owner and shall be returned thereto immediately upon the termination of the Agreement.

     c. Without limiting the foregoing, the parties specifically agree that all software associated with the operation of the Services, including without limitation, each party's accounting systems, and other software, are owned by or licensed to each party. Access or use of such software shall not create any right, title, interest, or copyright in such software, except to the party that owns or licenses the software and only the party that owns or licenses the software shall retain such software beyond the termination of the Agreement.

     d. Lifemark further agrees that its personnel, contractors, and subcontractors involved in the performance of Administrative Services under the terms of this Agreement shall sign a Confidentiality Agreement, which is attached hereto as Exhibit H. For purposes of that Confidentiality Agreement, all activities performed under this Administrative Services Agreement shall be considered "an activity managed by Lifemark Corporation."

     e. The obligations of this section shall survive the termination of this Agreement.

12.  INSURANCE AND INDEMNIFICATION

     a. During the term of this Agreement, LHS shall maintain, at its sole expense, a policy of HMO-type professional liability insurance
          coverage with minimum limits of liability of [   ]* per occurrence and
          [   ]* in the annual aggregate or such greater limits of liability as may be required by applicable state or federal law.

     b. LHS and Lifemark shall each maintain, at its sole expense, throughout the term of this Agreement, the following types of insurance with the indicated minimum limits:

          (1)  Workers' Compensation insurance to the full extent as required by
               applicable laws but not less than [     ]* each occurrence; and,

          (2) Comprehensive General Liability coverage, including bodily injury, property damage, and contractual liability coverage, with
               a combined single limit of not less than [     ]*; and,

          (3)  Motor Vehicle liability insurance with a combined single limit of
               not less than [     ]* for any owned vehicles or operated for the
               purpose of fulfilling its duties under this Agreement; and,

          (4)  Errors and Omissions coverage with limits of liability of [   ]*
               per occurrence and [     ]* in the aggregate; and,

          (5)  Fidelity Bond with a minimum of [    ]* coverage limit.

     c. Each party shall, upon request from the other party, furnish the other party with evidence of insurance reflecting the coverage and amounts set forth in this section. Each party shall provide the other party with a minimum of thirty (30) days prior written notice in the event any of the insurance policies required by this Agreement are cancelled, modified, or restricted in any way.

     d. LHS and Lifemark agree to indemnify, defend, and hold harmless the other, its agents and employees from and against any and all liability or expense, including defense costs and reasonable legal fees, incurred in connection with claims for damages of any nature, including but not limited to bodily injury, death, personal injury, property damage, financial loss, or other damages arising from the performance of, or failure to perform, the indemnifying party's obligations under this Agreement, unless it is determined that the liability was the direct consequence of negligence or willful misconduct on the part of the other party, its agents or employees."

13.  TERM AND TERMINATION OF AGREEMENT

     a. This Agreement shall be effective on September 1, 2000, and shall be for an initial term of twenty-two months, ending on June 30, 2002. Thereafter, it shall continue from year to year, unless terminated as set forth below.

     b. Lifemark or LHS may terminate this Agreement at any time for cause. Cause for termination includes, but is not limited to, the following:

          (1) Except as otherwise set forth in the Exhibits hereto, material breach that is not remedied within 60 days of receipt of written notice thereof by either party.

          (2) An adverse change in the financial condition of the other party that results in its inability to materially perform this Agreement.

          (3) Failure by either party to maintain licenses or certificates required to comply with the terms of this Agreement, or to comply with applicable laws or regulations that have not been cured within 60 days of written notice by the other party.

          (4) Any material misrepresentation or material intentional falsification of any information

                        *Confidential Treatment Requested

          (5)  submitted by Lifemark to LHS.

          (6) Failure of either party to maintain required insurance coverage protection that has not been cured within 60 days of written notice by the other party.

          (7) Intentional failure of either party to comply with Section 8, Confidentiality.

          (8)  Expiration or termination of the contract between HSD and LHS.

     c. This Agreement may be terminated by either party without cause at any time upon one hundred, eighty (180) days' prior written notice by either party. This paragraph may not be exercised by either party before January 1, 2002.

14.  RIGHTS AND OBLIGATIONS UPON TERMINATION

     a. Upon termination of this Agreement for any reason, the rights of each party hereunder shall terminate, except as otherwise provided in this Agreement.

     b. Termination shall not release Lifemark or LHS from obligations under this Agreement prior to the effective date of termination.

     c. LHS shall compensate Lifemark for any services rendered in accordance with the provisions of this Agreement prior to the effective date of termination.

15.  ASSIGNMENT AND DELEGATION OF DUTIES

     a. Neither party shall assign any right or interest in this Agreement without the written permission of the other party. Neither party shall delegate any duty owed under this Agreement without the written permission of the other party.

     b. Any attempted assignment or delegation without the written permission of the other party shall be wholly void and totally ineffective for all purposes.

     c. Notwithstanding the foregoing, either party may assign its rights or delegate its duties under this Agreement, in whole or in part, to its parent, affiliates and/or subsidiaries, provided that such assignee or delegate agrees in writing to comply with all applicable provisions of this Agreement and prior notice of such assignment is given to the other party. Assignment or delegation by either party will not act to relieve that party of any of its obligations under this Agreement.

16.  AFFIRMATIVE ACTION

     a. Lifemark agrees that, if Lifemark employs any other individuals to perform services under this Agreement, that Lifemark shall comply with all federal, state, and municipal laws and regulations dealing with equal employment opportunity.

     b. The provisions set forth in U.S. Department of Labor regulations dealing with employment opportunity obligation of government contractors and subcontractors, employment by government contractors of Vietnam-era and disabled veterans, and employment of the physically handicapped by government contractors and subcontractors, are incorporated herein by reference and shall constitute additional terms and conditions to the extent required by law.

     c. Lifemark warrants that, to the best of Lifemark's knowledge, no laws, regulations, or ordinances of the United States, or any state, or government authority or agency has been violated, including the Fair Labor Standards Act, as amended, in the performance of work pursuant to this Agreement, and agrees to indemnify and hold harmless from any and all claims arising out of its own failure to comply with all laws, rules and regulations with respect to Lifemark's performance hereunder.

17.  INTERPRETATION

     The validity, enforceability and interpretation of this Agreement shall be governed by any applicable federal law and by the laws of the state of New Mexico.

18.  AMENDMENT

     No changes, amendments, or alterations to this Agreement will be effective unless in writing and signed by both parties.

19.  ENTIRE AGREEMENT

     This Agreement, together with all its Exhibits, contains all the terms and conditions agreed upon by the parties, and supersedes all other agreements, expressed or implied, regarding the subject matter.

20.  NOTICE

     a. Any notice required hereunder shall be in writing and shall be sent by United States mail, postage prepaid, Certified, return receipt requested or by facsimile (as evidenced by written confirmation of receipt by recipient's machine), to LHS and Lifemark at the addresses set forth below.

          (1)  To LHS at:          Lovelace Health Systems, Inc.
                                   c/o Lovelace Health Plan
                                   4101 Indian School Rd., N.E., Suite 110 S
                                   Albuquerque, New Mexico 87110
                                   Attention: General Manager

               With a copy to:     Lovelace Health Systems, Inc.
                                   5400 Gibson Blvd., S.E.
                                   Albuquerque, NM 87108
                                   Attention: Senior Contracting Officer

          (2)  To Lifemark at:     Lifemark Corporation
                                   7600 North 16th Street, Suite 150
                                   Phoenix, AZ  85020
                                   Attention: Michael Kennedy, CFO

               With a copy to:     Smyth, Schneck, Fisher, Smyth and Herrod, PC
                                   1221 E. Osborn
                                   Albuquerque, NM 87108
                                   Phoenix, AZ, 85014
                                   Attention: Mr. Stephen Smyth

     b. Either party may change the address to which notice is to be delivered upon reasonable notice.

21.  ENFORCEABILITY AND WAIVER

     The invalidity and nonenforceability of any term or provision of this Agreement shall in no way affect the validity or enforceability of any other term or provision. The waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

22.  DISPUTE RESOLUTION

     a. Attempts to resolve any disputes between the parties arising with respect to the performance or interpretation of the Agreement should first be made at the operational levels of both LHS's and Lifemark's organizations.

     b. Should the dispute not be resolved through the aforementioned process, then the parties shall refer the dispute, controversy or question arising under this Agreement to arbitration as follows:

          (1) Each party shall select an arbitrator of its choice and the appointed arbitrators will select a third arbitrator.

          (2) The panel of three arbitrators will hear the parties and settle the dispute, controversy or question.

          (3) The proceeding shall be governed by the Rules of the American Arbitration Association then in effect, and shall be held in Albuquerque, New Mexico.

          (4) Each party shall assume its own costs, but the compensation and expenses of the arbitrator(s) and any administrative fees or costs associated with the arbitration proceeding shall be borne equally by the parties.

          (5) Arbitration shall be the exclusive remedy for the settlement of disputes arising under this Agreement.

          (6) The decision of the arbitrators shall be final, conclusive and binding, and no action at law or in equity may be instituted by either party other than to enforce the award of the arbitrator(s).

          (7) Judgment upon the award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction.

IN WITNESS whereof the parties have caused this Agreement to be signed by their duly authorized representatives on the date first set forth above.

Lovelace Health Systems, Inc.          Lifemark Corporation

By:   /s/ Gayle Adams                  By:     /s/ Rick Jelinek
      -----------------------------            -------------------------------
      (Signature)                              (Signature)

      Gayle Adams                              Rick Jelinek
      -----------------------------            -------------------------------
      (Print Name)                             (Print Name)

Its:                                   Its:
      -----------------------------            -------------------------------
      (Title)                                  (Title)

Date:                                  Date:
      -----------------------------            -------------------------------

APPROVED AS TO FORM

/s/ Nicholas R. Hatrim
----------------------------------
Senior Contracting Officer

                                    EXHIBIT A
     STANDARDS FOR DELEGATION OF MEMBER RIGHTS AND RESPONSIBILITIES FUNCTION


1. Lifemark shall administer the written policies and procedures developed by the LHS and Lifemark for the timely and appropriate resolution of Member concerns and complaints that meet LHS's requirements, requirements set forth in applicable law and LHS's contract with HSD, and NCQA requirements. Lifemark shall not materially modify such written policies and procedures without LHS's prior written approval.

     a. Lifemark shall document appropriate procedures that address the various types of complaints.

     b.   Lifemark's/LCHP's procedures shall define at least a two-step process:
          (1) how the organization responds to first-level concerns; and (2) how the organization responds to second level complaints with a review by individual(s) not involved in the original decision.

     c. LHS retains the responsibility for the final level of appeal (third step) in all cases of Member grievances.

     d. Lifemark shall maintain appropriate documentation of the substance of concerns and complaints received and the investigation of such concerns/complaints.

     e. Lifemark shall maintain appropriate documentation of its monitoring of complaints to ensure that appropriate actions are taken, as well as compliance with standards for timeliness of resolution.

     f. Lifemark's/LCHP's procedures for the resolution of complaints about quality of care issues shall specify when a review by a clinical person is required.

     g. Lifemark's/LCHP's procedures shall include timely notification to Members of the resolution of the problem and should inform Member of his or her right to appeal during each step of the complaint and appeal process.

     h. Lifemark's procedures will include a mechanism for notifying LHS within one working day of a Member's request for final appeal (grievance).

2. Lifemark shall maintain Lifemark developed written policies and procedures that protect the confidentiality of Member information and records.

3.   Lifemark shall make available the following information to LHS:

     a. Lifemark's/LCHP's complaint and grievance policies and procedures - annually.

     b. Lifemark's tracking and trending reports for complaints and grievances, including timeliness of resolution - quarterly.

     c.   Lifemark's confidentiality policies and procedures - annually.

4. LHS, its designee and any applicable governmental authorities or accrediting bodies shall have the right to conduct routine periodic audits at LHS's expense, of the performance hereunder upon reasonable prior notice, and Lifemark shall cooperate with any such audits. LHS will conduct an onsite visit at least annually and will provide a written assessment of findings. If the audit reveals any deficiencies, Lifemark shall submit a written corrective action plan to LHS within 30 days of receipt of LHS's findings. Such plan must be acceptable to LHS. Evidence that corrective actions have been implemented must be documented and submitted to LHS by Lifemark within 90 days of Lifemark's receipt of the audit findings. All identified deficiencies shall be corrected as soon as possible but no later than 6 months after Lifemark's receipt of the audit findings.

5. Lifemark's system must be capable of administering appropriate payment, adjustments and coordination of benefits in a timely manner.

Lifemark acknowledges receipt of the above standards for delegation of Member rights and responsibilities function and agrees to comply with the standards set forth herein.

Lifemark Corporation

By:    /s/ Rick Jelinek
       ---------------------------------
       (Signature)


       ---------------------------------
       (Print Name)

Its:
       ---------------------------------
       (Title)

Date:
       ---------------------------------

                                    EXHIBIT B
                  MINIMUM REQUIREMENTS FOR CALL TRACKING SYSTEM


-    Subscriber Information
     Name, address, phone number, date of birth, effective date, primary care physician, SCHIPS member

-    Who's Calling - Member or Provider?

-    Reasons for calls - Inquiry, Concern, Complaint

INQUIRY REASONS:*
Core benefits
Delegated benefits - VSP, CBH, Superior, Doral
Coverage questions (i.e. referral process, change primary care physician) Location of services
Enrollment status emergency care
* Within the reasons categories there should be built in categorization

CONCERN REASONS:
Core benefit (hardcoded selections)
Delegated benefit (hardcoded selections)
Claims (hardcoded selections)
Quality of services (hardcoded - location, provider)
Quality of care (hardcoded - location, provider)
Referral denial (hardcoded - type of service)
Access (hardcoded - location, provider)
Physical plant (hardcoded - location)
Prescription coverage
Etc.

COMPLAINT REASONS:

Quality/appropriateness of care (hardcoded selections)
Attitude of provider (hardcoded selections)
Refusal to provide care (hardcoded selections)
Risk management/safety issues (hardcoded - location)
Referral denials (hardcoded - type of service)

The Call Tracking System must have the capability of showing historical calls by Member, which includes date stamping for each call date. Member Services Representative should not be able to change the reason categories or change free-text without there being a chronological listing of events and who made the change.

The System must be able to report on each of the global categories and have the capability to break down the reasons to the next level of detail.

Written letters from members should be tracked in the System and reported as part of the call tracking system.

                                    EXHIBIT C
          STANDARDS FOR DELEGATION OF UTILIZATION MANAGEMENT ACTIVITIES


1. Lifemark shall be subject upon reasonable prior notice to a site review and evaluation of the Lifemark/LCHP utilization management program ("UM Program").

2.   Lifemark shall maintain a written UM Program description which includes:

     a.   Description of Lifemark's/LCHP's

          (1)  Policies/procedures to evaluate Medical Necessity, and,

          (2) Use of nationally recognized and locally approved criteria and information sources; and,

          (3)  Process to review and approve services.

     b. Description of Lifemark's/LCHP's mechanism to periodically update the UM Program description and the UM Program's policies and procedures;

     c. Documented evidence of approval of Lifemark's/LCHP's UM Program by LHS;

     d. Description of the roles and functions of Lifemark's/LCHP's UM Program to include a definition of the roles and responsibilities of Lifemark's/LCHP's UM Program staff; and

     e. Evidence demonstrating a utilization management work plan which responds to identified opportunities for improvement and action steps, as well as a process for, and evidence of, an annual evaluation of the UM Program.

3. Lifemark's/LCHP's UM Program shall at a minimum comply in all respects with the requirements of an appropriate accrediting body designated by LHS (i.e. NCQA, JCAHO, etc.), the requirements established by LHS herein, the Administrative Services Agreement, the contract between LHS and HSD, and the requirements of applicable law. Lifemark shall maintain all applicable licensures and certifications required to perform the delegated utilization management activities. Lifemark shall maintain appropriate records with respect to all utilization management activities for the duration of the managed care provider agreement with LHS and six years thereafter. Lifemark shall regard all clinical records of Members and any other records containing individually identifiable information with respect to Members as confidential and shall comply with all applicable federal and state laws and regulations regarding such records.

4. Lifemark shall maintain adequate professional liability coverage as required by the Administrative Services Agreement. Any Lifemark subcontractor shall be required to comply with all standards applicable to Lifemark with regard to the subcontracted services.

5. Lifemark shall provide LHS with a copy of Lifemark's/LCHP's written UM Program description upon request. Such UM Program description shall be submitted to LHS for review and approval and annually thereafter and shall not be materially modified without LHS's prior written approval.

6. With respect to each request for medical services for which Lifemark performs utilization management hereunder, Lifemark shall apply the utilization management criteria set forth in the Lifemark/LCHP UM Program description as required by HSD applicable to the Member for whom medical services have been requested.

7. All information relating to Lifemark's utilization management activities hereunder shall be confidential, shall not be disclosed to any third parties except as required by applicable law and except as required to fulfill Lifemark's utilization management responsibilities hereunder, and shall be maintained in such a manner so that such information shall be protected from discovery and use in judicial or administrative proceedings to the fullest extent possible under applicable law. In the event that Lifemark receives a subpoena, civil investigative demand or other similar process requesting disclosure of information relating to its utilization management activities hereunder, Lifemark shall immediately notify LHS of such subpoena, demand or process so as to afford LHS with an adequate opportunity to seek an appropriate protective order should it choose to do so.

8. This exhibit, all information provided by LHS to Lifemark pertaining to LHS's delegation of utilization management to Lifemark and all data made known to Lifemark relating to services rendered to Members under the managed care provider agreement is confidential and proprietary information subject to the protections set forth in the confidentiality provision contained in Lifemark's managed care provider agreement with LHS. In the event that Lifemark receives a subpoena, civil investigative demand or other similar process requesting disclosure of such confidential and proprietary information, Lifemark shall immediately notify LHS of such subpoena, demand or process so as to afford LHS with an adequate opportunity to seek an appropriate protective order should it choose to do so.

9. Lifemark shall authorize services requested to be provided by noncredentialed providers within approved guidelines and protocols.

10. All UM Program activities shall be supervised by appropriately qualified professionals including:

     a.   use of a licensed physician to conduct medical review on any denial;
          and

     b. use of board certified specialists to assist in determining Medical Necessity and in preparing documentation to support the decision.

11. Total UM Program staff ratios (including nurses) shall be at least 1 per 10,000 Members. The UM Program shall utilize clinical nurses (RN or LPN/LVN) licensed to practice nursing as required by the State of New Mexico with a ratio of licensed clinical nurses to Members to be agreed upon by Lifemark and LHS. Non-clinical staff shall utilize protocols and criteria approved by the Medical Director and shall not make medical appropriateness/necessity decisions. All decisions of the non-clinical staff shall be supervised by clinical staff. Lifemark shall maintain appropriate levels of telephone line staffing for the utilization management activities required to be performed hereunder and shall satisfy the following standards: (a) the overall abandonment rate for the pre-certification telephone line shall be less than 5%; (b) 80% of all calls to the pre-certification telephone line shall be answered in less than 30 seconds; (c) telephone prompts shall be clear and user friendly; and (d) a telephone message after hours shall give normal business hours information and after hours instructions.

12. Lifemark shall maintain a set of written utilization management decision protocols that are based on reasonable available medical evidence, are acceptable to LHS and indicate that:

     a. Criteria for appropriateness of medical services are clearly documented, communicated to participating physicians, and available to the physician upon request; and,

     b. An appropriate mechanism is present for checking the consistency of application of criteria across physician and non-physician reviewers; and

     c. An appropriate mechanism is present for updating review criteria periodically and the time of the update is specified in protocol or policy.


                       * Confidential Treatment Requested

13. In connection with all utilization management activities hereunder, Lifemark shall obtain all necessary information, including pertinent clinical information, and consult with the treating physician, as appropriate, and document such efforts.

14.  Denials must be clearly documented including:

     a.   Documentation indicating who recommended denial and why;

     b. Documentation that an explanation is provided to the Member and applicable provider;

     c. Notification to the Member and applicable provider in writing, which includes all information required by applicable law, including but not limited to, the specific reason for the denial, and a description of how to file a final appeal.

          Lifemark's form denial letters will be made available to LHS and HSD and shall not be materially modified without LHS's and HSD's prior written approval. LHS shall administer the appeal process with respect to all appeals of determinations hereunder. In connection with any such appeal, LHS shall assist and cooperate with Lifemark and shall promptly provide all documentation reasonably requested by Lifemark. LHS, or the applicable governmental authority (i.e. HSD), as applicable, shall have final decision making authority with regard to all appeals (including expedited appeals) of determinations hereunder.

     In connection with any such appeal, Lifemark shall assist and cooperate with LHS and shall promptly provide all documentation reasonably requested by LHS and any such other relevant information as Lifemark deems appropriate.

15.  Lifemark's/LCHP's UM Program decisions shall be made in a timely manner.

     a. Lifemark's/LCHP's UM Program policies and procedures shall clearly define the maximum time frames for utilization management decisions. All utilization management decisions shall be made within the time frames that satisfy all applicable legal requirements (e.g. HSD).

     b. Lifemark shall implement an appropriate mechanism to monitor and document timeliness of decisions which shall include:

          (1) Documentation to show Emergency requests are responded to as soon as possible and as necessary in relate to the Member's medical condition, or within the timeframes required by applicable law, if earlier; and,

          (2) Documentation to show urgent requests are responded to within 24 hours, or within the time frame required by applicable law, if earlier; and

          (3) Documentation to show routine requests are responded to within 3 to 5 working days, or within the time frame required by applicable law, if earlier.

     c. Lifemark shall monitor and analyze its compliance with timeliness requirements and take prompt action to meet or improve adherence to such requirements.

16. Lifemark shall maintain a system to track authorizations, to evaluate Lifemark's compliance with Lifemark's/LCHP's utilization management requirements as set forth in the Administrative Services Agreement, to monitor providers for inappropriate utilization, to evaluate member satisfaction and provider satisfaction, and other measures of evaluation agreed upon by the parties. Lifemark shall submit reports to LHS, in mutually agreed formats, at the frequency established in the

     Administrative Services Agreement. Upon request, Lifemark will submit an action plan that addresses opportunities for improvement when applicable.

17. LHS, its designee and any applicable governmental authorities or accrediting bodies shall have the right to conduct periodic audits of Lifemark's/LCHP's UM Program activities upon reasonable prior notice, and Lifemark shall cooperate with any such audits. In addition, Lifemark's performance of its utilization management activities hereunder may be measured by LHS at least annually. Lifemark shall cooperate with any such audits and shall provide any and all information reasonably requested by LHS in connection with such audits. Applicable performance measures include but are not limited to:

     a. Member satisfaction survey results which indicate a significant overall satisfaction with the service provided and document an improvement process for any specific areas identified with satisfaction lower than [ ]*;

     b.   Timeliness in responding to Member complaints and grievances; and

     c. Audits of utilization management activities show compliance with LHS requirements.

     LHS will provide Lifemark with a written report detailing its findings with respect to any such audits. If such audits reveal any deficiencies, Lifemark shall submit a corrective action plan to LHS within 30 days of receipt of LHS's findings. Such plan must be acceptable to LHS. Evidence that corrective actions have been implemented must be documented and submitted to LHS by Lifemark within 90 days of Lifemark's receipt of the audit findings. All identified deficiencies shall be corrected as soon as possible but no later than 6 months after Lifemark's receipt of the audit findings. Failure to correct any identified deficiencies within such 6 month period may be cause for revocation of the delegation set forth herein and LHS's pursuit of other remedies under the Administrative Services Agreement.

18. Lifemark shall prepare and provide such periodic reports or other data as is reasonably requested by LHS relating to Lifemark's utilization management activities. Lifemark shall participate in utilization management oversight activities (i.e., committee meetings, report submission) to the extent reasonably required by LHS and at least quarterly.

19. If LHS determines that Lifemark cannot meet its utilization management obligations, LHS may elect to assume responsibility for such activities. If LHS elects to assume responsibility for such activities, the parties agree to renegotiate the rates set forth in the managed care provider agreement to the extent necessary, and Lifemark shall cooperate and provide to LHS any information reasonably required to perform such activities.

20. All referrals shall be to Participating Providers whenever possible, except where an Emergency requires otherwise or as otherwise required by law. Except in an Emergency, Lifemark shall require all Participating Providers to obtain authorization from Lifemark prior to hospital admission of any Member or outpatient surgical procedures. Lifemark shall not make a referral to a non-Participating Providers without the consent of the Medical Director or as stipulated in the LHS out-of-network referral or related policy.

21. All electronic data which Lifemark maintains concerning the detail of all utilization management decisions made hereunder shall be made available and submitted to LHS, upon request, using ANSI standard transaction formats or other mutually agreeable formats. Such data shall be submitted to LHS at least monthly. If a non-ANSI format is reasonably agreed upon, Lifemark shall cooperate with LHS in the development of the transmission format, frequency and protocol.


                        *Confidential Treatment Requested

22. Lifemark shall distribute a statement to its employees, affirming the following:

     a. UM decision making is based only on appropriateness of care and service.

     b. Lifemark does not compensate practitioners/providers/employees for denials.

     c.   Lifemark does not offer incentives to encourage denials.

     d.   The need for special concern about underutilization.

23. If a subcontractor is used for the purpose of meeting these requirements, the subcontractor must agree in writing to meet these standards for delegation.

Lifemark acknowledges receipt of LHS's above Standards for Delegation and, in accordance with the managed care provider agreement between LHS and Lifemark, will comply with the terms and conditions set forth herein.

Lifemark Corporation

By:   /s/ Rick Jelinek
      -----------------------------
      (Signature)

      -----------------------------
      (Print Name)

Its:
      -----------------------------
      (Title)

Date:
      -----------------------------

                                    EXHIBIT D
        STANDARDS FOR DELEGATION OF SPECIFIC PREVENTIVE HEALTH ACTIVITIES


1. Lifemark shall maintain written policies and procedures describing in detail the performance of each of the Preventive Health Functions delegated to Lifemark. Such Policies and Procedures shall meet LHS requirements, the requirements set forth in applicable law, requirements of HSD, and the requirements of an appropriate accrediting body designated by LHS (i.e. NCQA, JCAHO, etc.). Lifemark shall not materially modify or implement such written policies and procedures without LHS's prior written approval.

     The following Preventive Health Functions are delegated to Lifemark.

     a. As directed and approved by LHS: member outreach and education for well childcare including but not limited to EPSDT (including the behavioral health screening component) and Prenatal Care.

     b. Provider Education with regards to well childcare, and prenatal care guidelines. Such education shall include Lifemark and LHS's expectations for provider compliance with well childcare and prenatal care guidelines.

2. Lifemark shall maintain written policies and procedures that protect the confidentiality of participant information and records.

3.   Lifemark shall provide the following information to LHS:

     a. Policies and Procedures describing in detail how each of the Preventive Health Functions delegated to Lifemark will be executed.

     b. An annual work plan describing how Lifemark will satisfy the requirements of each of the delegated preventive health functions.

     c. Any materials used to satisfy the requirements of each of the delegated preventive health functions.

     d.   Information necessary for LHS to satisfy HEDIS reporting requirements.

     e. Evaluation of preventive health initiatives specific to wellchild (EPSDT) and prenatal care. Such evaluation shall be reported to LHS no less than quarterly.

4. LHS, its designee and any applicable governmental authorities or accrediting bodies shall have the right to conduct periodic audits of the performance hereunder upon reasonable prior notice, and Lifemark shall cooperate with any such audits. LHS will conduct an onsite visit at least annually and will provide a written assessment of findings. If the audit reveals any deficiencies, Lifemark shall submit a written corrective action plan to LHS within 30 days of receipt of LHS's findings. Such plan must be acceptable to LHS. Evidence that corrective actions have been implemented must be documented and submitted to LHS by Lifemark within 90 days of Lifemark's receipt of the audit findings. All identified deficiencies shall be corrected as soon as possible but no later than 6 months after Lifemark's receipt of the audit findings.

5. If LHS determines that Lifemark cannot meet its obligations hereunder, LHS may elect to assume responsibility for such activities. If LHS elects to assume responsibility for such activities, Lifemark shall cooperate and provide to LHS any information necessary to perform such activities.

6. All electronic data which Lifemark is required to maintain and/or permit access to hereunder shall include the century (MMDDCCYY) and, all system logic with regard to all of such data shall be century compliant (i.e. 19xx can roll correctly to 20xx).

7. Any other Preventive Health Functions not identified in this Agreement, remain the responsibility of LHS.

Lifemark acknowledges receipt of the above standards for the delegation of specific preventive health activities agrees to comply with the standards set forth herein.

Lifemark Corporation

By:     /s/ Rick Jelinek
        ------------------------------
        (Signature)

        ------------------------------
        (Print Name)

Its:
        ------------------------------
        (Title)

Date:
        ------------------------------

                                    EXHIBIT E
          STANDARDS FOR DELEGATION OF PAYMENT ADMINISTRATION ACTIVITIES

1.   GENERAL CONSIDERATIONS

     a. Lifemark shall be responsible for administering payments for all Covered Services included within the scope of the Administrative Services Agreement. Any Lifemark subcontractor will be required to comply with all standards applicable to Lifemark under the Administrative Services Agreement with regard to the subcontracted services.

     b. Lifemark's payment activities shall, at a minimum, satisfy the requirements established by LHS herein, the requirements in the Administrative Services Agreement between LHS and Lifemark, the contract between LHS and HSD, and any requirements set forth in applicable laws and regulations, including but not limited to, laws relating to fair claims settlement practices, laws and regulations related to timely claims processing and notices of determination and appeal rights, laws regulations applicable to Members in LCHP. Lifemark shall maintain any applicable licensures required to perform its payment activities hereunder.

     c. Lifemark shall submit its payment administration process to LHS upon request. If Lifemark materially modifies its documented payment processes it will notify LHS not less than 30 days in advance of such modification taking effect.

     d.   Lifemark's payment administration processes shall, at a minimum:

          (1) Administer claims payment under the Program in accordance with the terms of the contract between LHS and HSD and applicable laws and regulations of the Program; and,

          (2) Utilize eligibility information furnished by HSD to determine any person's right to benefits; and,

          (3) Promptly process claims and adjustments, determine whether requests for payment qualify for reimbursement in accordance with the terms of contract between LHS and HSD and applicable laws and regulations, and calculate and issue payment due; and

          (4) Implement a contingency and recovery plan in the event that Lifemark's payment processing systems become inoperable.

     e. LHS, its designee and applicable governmental regulatory authorities shall have the right to audit Lifemark's payment activities for the purpose of evaluating Lifemark's performance of its payment responsibilities hereunder. Reasonable advance notice shall be given to Lifemark prior to an audit and LHS shall bear the cost of such audit, if any. Lifemark shall cooperate with any such audits. LHS will provide Lifemark with a written report detailing the findings with respect to any such audits. If such audits reveal any material deficiencies, Lifemark shall submit a corrective action plan to LHS within 30 days of receipt of such findings. Such plan must be acceptable to LHS. Evidence that corrective actions have been implemented must be documented and submitted to LHS by Lifemark within 90 days of Lifemark's receipt of the audit findings. All identified deficiencies shall be corrected as soon as possible but no later than 6 months after Lifemark's receipt of the audit findings. If LHS determines that Lifemark cannot adequately satisfy its payment responsibilities hereunder, LHS may elect to assume such responsibility. If LHS elects to assume such responsibility, the parties shall renegotiate the rates set forth in the managed care provider agreement to the extent necessary and Lifemark shall cooperate and provide to LHS any information necessary to perform such activities.

     f. Lifemark shall be responsible for the production of all applicable tax reporting documents (e.g.,

          1099's) for Participating Providers. Such documents shall be produced in a format and within time frames set forth in applicable state and federal laws and regulations.

     g. Lifemark shall produce any applicable explanations of benefits and/or remittance advises for Participating Providers. Any changes to Lifemark's standard Explanation of Benefits or Remittance Advice formats must be mutually agreed upon by both parties.

     h. Lifemark shall develop and deliver training programs for Participating Providers, which outline Lifemark's billing and reimbursement processes. Lifemark shall make best efforts to ensure that Participating Providers avoid submitting requests for payment to LHS for those Covered Services rendered for which Lifemark has payment responsibility.

2.   SERVICE STANDARDS

     For the purposes of this Agreement, it is understood by both parties that Lifemark's ability to satisfy the service standards that follow are based on the Provider's responsibility to submit clean claims to Lifemark in a prompt manner. Lifemark will not be liable for any provider's failure to perform its duties in an acceptable manner.

     a. With respect to Participating Providers entitled to reimbursement on a fee-for-service basis, Lifemark shall pay for Covered Services in accordance with the Matrix of Performance Standards set forth in Exhibit E, or any more rigorous standard established or required by any laws or regulations governing this activity.

     b.   With respect to the Performance Standards set forth in Exhibit E:

          (1) Financial accuracy shall be measured during routinely conducted audits and calculated in accordance with the following formula: total value of dollars paid correctly divided by total dollars paid.

          (2) Processing accuracy shall be measured during routinely conducted audits and calculated in accordance with the following formula: total number of claims processed without data errors, divided by the total number of claims audited.

     c. In addition to the Performance Standards set forth in Exhibit E, Lifemark's agrees to the following standards:

          (1) Lifemark shall ensure that less than [ ]* of remaining mail-on-hand are pended claims (excluding newborns) and there are no more than five percent [ ]* of pends over [ ]* days old.

          (2) Lifemark shall establish and maintain a process to inventory, store and track incoming mail to ensure that mail on hand is less than 5 days old.

     d. Lifemark shall establish and maintain a process acceptable to LHS, which tracks and audits the financial accuracy, data accuracy, timeliness and productivity of its payment administration activities. Lifemark shall report to LHS the results of any such audits in a format and in time frames acceptable to LHS and shall promptly correct any deficiencies identified.

     e. Lifemark shall respond to general inquiries or claim adjustments in a timely manner and shall provide LHS with a contact person who will oversee the handling of these situations.

     f. Lifemark shall maintain appropriate levels of telephone line staffing for the inquiry of claims status, claims payment and administration activities required to be performed hereunder and shall satisfy the following standards: (a) the overall abandonment rate shall be less than [ ]*; and (b) [ ]* of all calls shall be answered in less than [ ]* seconds. Some claims inquiry calls may be taken within the Provider Relations Department of Lifemark.


                        *Confidential Treatment Requested

3.   DENIALS, REQUESTS FOR APPEALS AND MEMBER INQUIRIES AND COMPLAINTS

     a. Lifemark's form payment denial letters shall be submitted to LHS for approval upon request, and the approved forms shall not be materially modified without LHS's prior written consent. All such denial letters shall contain the information required by applicable law .

     b. LHS shall administer the final appeal process with respect to all appeals of payment determinations made hereunder. In connection with any such appeal, Lifemark shall assist and cooperate with LHS and shall promptly provide all documentation reasonably requested by LHS. LHS, or the applicable governmental authority (e.g. HSD), as applicable, shall have final decision making authority with respect to all appeals of payment determinations hereunder.

4.   SYSTEMS

     Lifemark's system must be capable of administering appropriate payment, adjustments and coordination of benefits in a timely manner and to perform all of Lifemark's other obligations under the Administrative Services Agreement related to payment administration activities.

5.   RECORDS AND REPORTING REQUIREMENTS

     a. Lifemark shall maintain appropriate records with respect to all payment determinations made hereunder for the duration of the Administrative Services Agreement and for six years thereafter, or for any greater duration required by any applicable law or regulation. All requests for payment shall be maintained in the original form or on electronic media.

     b. Lifemark shall comply with all applicable laws and regulations relating to the confidentiality of medical records and other individually identifiable information. In addition, this exhibit, all information provided by LHS to Lifemark pertaining to LHS's delegation of payment responsibility to Lifemark and all data or information made known to Lifemark relating to the services rendered to Members is confidential and proprietary information subject to the protections set forth in the confidentiality provision contained in the Administrative Services Agreement, the contract between LHS and HSD, and any applicable law or regulation. In the event that Lifemark receives a subpoena, civil investigative demand or other similar process requesting disclosure of such confidential and proprietary information, Lifemark shall immediately notify LHS of such subpoena, demand or process so as to afford LHS with an adequate opportunity to seek an appropriate protective order should it choose to do so.

     c. Lifemark shall provide LHS with processed encounter data with respect to all services rendered by all providers to LCHP Members. Such encounter data shall be submitted electronically or by using magnetic or optical media. The format of the data shall be the industry-standard ANSI X.12 837 submission record layout or a format mutually acceptable to all parties. Data shall made available monthly. The contents of the data submission shall include all data items, which appear on the HCFA approved 1500 or 1450 (UB-92) forms, as determined by the type of service reported.

     d. Lifemark shall provide any additional reports, which are reasonably requested by LHS and relate to Lifemark's performance of its payment responsibilities hereunder.

6.   QUALITY AND TRAINING

     a. Lifemark shall maintain a quality program acceptable to LHS, which ensures that processing errors are identified, trended and used to provide feedback to payment analysts for corrective action.

     b. Lifemark will maintain a training program acceptable to LHS to ensure adequate training for payment analysts on medical coding, benefits, provider reimbursement and system functionality.

     c. Lifemark shall implement a hiring process for hiring appropriately qualified payment analysts. Lifemark shall only utilize appropriately qualified trainers, quality reviewers and payment analysts.

Lifemark acknowledges receipt of LHS's above Standards for Delegation and, in accordance with the managed care provider agreement between LHS and Lifemark, will comply with the terms and conditions set forth herein.

Lifemark Corporation

By:      Rick Jelinek
         --------------------------------------------
         (Signature)


         --------------------------------------------
         (Print Name)

Its:
         --------------------------------------------
         (Title)

Date:
         --------------------------------------------

                                    EXHIBIT F
                  MATRIX OF PERFORMANCE STANDARDS AND PENALTIES

                                PERFORMANCE STANDARD                                     PENALTY                    COMMENTS
MEMBER SERVICES CALL ABANDONMENT RATE:                                                [ ]* OF FEE
-        [ ]* or less of all calls abandoned (excluding the first 20 sec.) or         FOR PERIOD
-        [ ]* or less of all calls abandoned (including the first 20 sec.)

MEMBER SERVICES TIME TO ANSWER CALLS:                                                 [ ]* OF FEE
-        [  ]* of all calls answered within 30 seconds                                FOR PERIOD

REFERRAL PROCESSING TIMELINESS:                                                       [ ]* OF FEE
All referrals processed within two (2) Business Days                                  FOR PERIOD

AUTHORIZATION PROCESSING TIMELINESS:                                                  [ ]* OF FEE
-        [ ]* of all routine authorizations processed within two (2) business days    FOR PERIOD
-        All urgent authorizations processed within one (1) Business Day

HEALTH SERVICES CALL ABANDONMENT RATE:                                                [ ]* OF FEE
-        [ ]* or less of all calls abandoned (excluding the first 20 sec.) or         FOR PERIOD
-        [ ]* or less of all calls abandoned (including the first 20 sec.)

CLAIMS PROCESSING TIMELINESS:                                                         [ ]* OF FEE    ALL CLAIMS MEASURES TO INCLUDE
-        [ ]* of Clean Claims processed within 60 days                                FOR PERIOD     ALL (INCL. RESUBMISSIONS)
-        [ ]* of all Clean Claims processed with 90 days                                             CLAIMS LDS, HH, ETC

CLAIMS PROCESSING FINANCIAL ACCURACY:                                                 [ ]* OF FEE    ALL CLAIMS MEASURES TO INCLUDE
-        [  ]* of all claims paid error free                                          FOR PERIOD     ALL (INCL. RESUBMISSIONS)
                                                                                                     CLAIMS LDS, HH, ETC
PENDED CLAIMS:                                                                        [ ]* OF FEE    ALL CLAIMS MEASURES TO INCLUDE
-        Participating Providers: no more than [ ]* over [ ]* days                    FOR PERIOD     ALL (INCL. RESUBMISSIONS)
-        Non-Participating providers: no more than [ ]* over [ ]* days                               CLAIMS EXCLUDE NEWBORNS

PROVIDER RELATIONS ACTIVITIES:                                                        [ ]* OF FEE
-        Conduct orientation of new provider within [ ]* days                         FOR PERIOD
-        Visit PCP & hospitals [ ]* times/ year
-        Visit other high volume providers [ ]* times/ year
-        Participate in LHP sponsored workshops not less than [ ]*times/year
-        Publish/distribute Provider newsletter not less than [ ]* times/year

ENROLLMENT AND ELIGIBILITY DATA ENTRY TIMELINESS:                                     [ ]* OF FEE
-        All enrollments data entered into Lifemark Systems and available to          FOR PERIOD
         subcontractors within [ ]* working days of receipt of data from HSD


          For purposes of this exhibit:

          1. "Clean Claim" will mean a claim received on appropriate HCFA-1500 or UB-92 claim form, complete, no additional documentation needed, and does not meet pend code criteria; and,

          2. "Business Day" will mean the day(s) of the week that the Lifemark is conducting business, which excludes Saturdays, Sundays and holidays observed by Lifemark.


                        *Confidential Treatment Requested

                      MEASUREMENT OF PERFORMANCE STANDARDS

MEMBER SERVICES CALL ABANDONMENT RATE:
          -    Reporting Period Monthly
          - The Lifemark Automatic Call Distribution (ACD) System will monitor calls received by the Member Services call center and abandoned.
          -    Abandonment Rate will be measured by:
               Dividing the total number of calls received by the call center during the reporting period that result in the caller terminating the call before speaking to a Member Services representative by the total number of telephone calls received by the call center during the reporting period, and expressing that number as a percent; or,
               Dividing the total number of calls received by the call center during the reporting period that result in the caller terminating the call before speaking to a Member Services representative (excluding those calls that are abandoned within twenty seconds) by the total number of telephone calls received by the call center during the reporting period, and expressing that number as a percent.

MEMBER SERVICES TIME TO ANSWER CALLS:
          -    Reporting Period Monthly
          - The Lifemark Automatic Call Distribution (ACD) System will monitor the elapsed time between the time calls come into the call center and the time calls are connected to a Member Services representative.
          - The Time to Answer Calls will be determined by measuring the total elapsed time between the moment when callers select to speak Member Services representative and the time the callers are connected with a Member Services representative during the reporting period.

REFERRAL PROCESSING TIMELINESS:
          -    Reporting Period Monthly
          - Referral Processing Timeliness will be determined by counting the number of Business Days from the Business Day that a Referral is received by Lifemark to and including the Business Day the Approved Referral is entered into the Lifemark system. - Lifemark will systematically select [ ]* of the total number of referrals processed during the reporting period to determine the percentage processed within [ ]* working days.

AUTHORIZATION PROCESSING TIMELINESS:
          -    Reporting Period Monthly
          - Authorization Processing Timeliness will be determined by counting the number of Business Days from the Business Day that an Authorization request is received by Lifemark to and including the Business Day the Approved Authorization is entered into the Lifemark system.
          - Lifemark will systematically select [ ]* of the total number of routine authorizations processed during the reporting period to determine the percentage processed within [ ]* working days.

HEALTH SERVICES CALL ABANDONMENT RATE:
          -    Reporting Period Monthly
          - The Lifemark Automatic Call Distribution (ACD) System will monitor calls received by the Health Services call center and abandoned.
          - Abandonment Rate will be measured by: Dividing the total number of calls received by the call center during the reporting period that result in the caller terminating the call before speaking to a Member Services representative by the total number of telephone calls received by the call center during the reporting period, and expressing that number as a percent; or,


                        *Confidential Treatment Requested

          - Dividing the total number of calls received by the call center during the reporting period that result in the caller terminating the call before speaking to a Member Services representative (excluding those calls that are abandoned within twenty seconds) by the total number of telephone calls received by the call center during the reporting period, and expressing that number as a percent.

CLAIMS PROCESSING TIMELINESS:
          -    Reporting Period Monthly
          - Claims Processing Timeliness will be determined by counting the number of Business Days from the Business Day that a claim is received by Lifemark to and including the Business Day the claim is paid.
          - Lifemark will systematically select three hundred (300) claims (150 HCFA -1500 claims, and 150 UB92 claims) processed during the reporting period for audit of Claims Processing Timeliness. Audits will be completed within [ ]* days after the end of a period being audited.

CLAIMS PROCESSING FINANCIAL ACCURACY:
          -    Reporting Period Monthly
          - Claims Processing Financial Accuracy will be measured by subtracting the sum of the total dollars overpaid and the total dollars underpaid (without offsetting one against the other) from the total dollars paid and dividing that amount by the total dollars paid.
          - Lifemark will systematically select three hundred (300) claims (150 HCFA -1500 claims, and 150 UB92 claims) processed during the reporting period for audit of Claims Processing Financial Accuracy. Audits will be completed within [ ]* days after the end of a period being audited.

PENDED CLAIMS:
          -    Reporting Period Monthly
          - Lifemark will maintain an aged inventory of Pended Claims for Participating Providers and non-Participating provider.
          - Lifemark will divide the number of pended claims for each category of provider by the total number of claims received during the reporting period (excluding newborns) and will provide a report of the of the current percent of Pended Claims by age in inventory.

PROVIDER RELATIONS ACTIVITIES:
          -    Reporting Period Quarterly
          - Lifemark will maintain a log of the orientations given to new Participating Providers, including their effective date of Participation and the date on which the orientation was given. Lifemark will report the number of new providers and the number of orientations given in the reporting period.
          - Lifemark will maintain a log of the Providers and the dates on which they receive a provider relations visit. Lifemark will report the number of visits to each PCP, hospital, and high volume providers during the reporting period . (High volume providers will be identified by the parties within [ ]* days of the effective date of the Administrative Services Agreement.)

ENROLLMENT AND ELIGIBILITY DATA ENTRY TIMELINESS:
          -    Reporting Period Monthly
          - Lifemark will maintain a log of receipt of all enrollment files from HSD, date processed, date files posted to bulletin board for access by subcontractors and LHS. Lifemark will furnish the log to LHS within [ ]* days of end of the reporting period.


                        *Confidential Treatment Requested

                                   EXHIBIT G:
              MATRIX OF REQUIRED REPORTS AND REPORTING FREQUENCIES
                      PART 1: HSD QUALITY ASSURANCE REPORTS

                                   EXHIBIT G:
              MATRIX OF REQUIRED REPORTS AND REPORTING FREQUENCIES
                  PART 2: MONTHLY FINANCIAL/OPERATIONAL REPORT

THE FOLLOWING REPORTS ARE DUE TO LHS BY THE 3RD BUSINESS DAY OF EACH MONTH:
-        Pended Claims Report - Lovelace & Non-Lovelace
-        Shock Loss Report (Cases over $50,000)
-        Lag Schedule Reports
         -        Total Payments
         -        Payments to LHS Providers/Lovelace & Non-Lovelace
         -        Payments to Non-LHS Providers/ Lovelace & Non-Lovelace
         -        Non-LHS providers for all members by COS
         -        Payments to Non-LHS providers for Non-Lovelace Members by COS
         -        Payments to Non-LHS providers for Lovelace Members by COS
         -        Payments for IHS Members
                  (For purposes of penalties as described in Paragraph 7.C of this Agreement, all Lag Schedule Reports shall be treated as one)

THE FOLLOWING REPORTS ARE DUE TO LHS BY THE 4TH BUSINESS DAY OF EACH MONTH:
-        Membership/Revenue Report (age/sex adjusted)
-        Cash Report
-        Reinsurance Receivable Report - Lovelace & Non-Lovelace
-        Inpatient Days
-        A/R Reconciliation - IHS Deferred Revenue; Recoveries Receivable;
         Capitation Acute Receivable; Risk Pool Payable
-        Admits

THE FOLLOWING REPORTS ARE DUE TO LHS BY THE 10TH BUSINESS DAY OF EACH MONTH:
-        ACD Reporting (Provider, Member, Medical)
-        QI  indicators
-        Member Roster to Hotline
-        Member Enrollment report by region

THE FOLLOWING REPORTS ARE DUE TO LHS BY THE 10TH BUSINESS DAY OF A END OF A
QUARTER:
-         Denied Claims Report - Lovelace & Non-Lovelace

Monthly reports will be submitted by the due date, as shown above, of the month following the activity.

                                    EXHIBIT H
                            CONFIDENTIALITY AGREEMENT

     This agreement is entered into this day ____ of __________, 200__ by and between LIFEMARK CORPORATION, its affiliated companies including but not limited to Arizona Health Concepts, Inc. and Ventana Health Systems, Inc., or any other company or activity managed by Lifemark Corporation (hereinafter referred to as "COMPANY") and ________________ (hereinafter referred to as "EMPLOYEE").

RECITALS:

1. COMPANY desires to protect its investment in confidential information, trade secrets, and in its other property.

2. COMPANY considers the protection of its confidential information, trade secrets and its property to be critical and is therefore unwilling to hire anyone to work for it unless such person is willing to agree to the terms of this Agreement.

3. The EMPLOYEE understands the importance this Confidentiality Agreement plays in his or her employment and is therefore willing to work for COMPANY under the terms of this Agreement.

NOW THEREFORE, IN CONSIDERATION of the mutual promises and conditions set forth herein, the parties do hereby agree as follows:

1. Confidential Information. The EMPLOYEE acknowledges that in the course of his or her employment, he or she will become acquainted with and will have access to trade secrets, confidential information, files, records, manuals, lists, forms, WAGE INFORMATION, COMPUTER PASSWORDS, and computer programs (collectively "Confidential Information"). Confidential Information shall include but is not limited to, any information or materials related to COMPANY's organizational structure, internal policy and procedure manuals, case management protocols and tools, utilization review/quality management protocols and tools, advertising/sales programs, financial results, anticipated premium capitation rates, computer system design, software source and/or object code, customer lists, provider lists, member/provider specific medical information, and any other information or materials which will give COMPANY an opportunity to obtain an advantage over its competitors or which COMPANY is ethically obligated to protect from unauthorized sources. None of the Confidential Information shall be deemed to be in the public domain.

2. Agreement is Condition of Employment. The parties agree that the terms and conditions of this Agreement and the protection of COMPANY's Confidential Information is a condition of the EMPLOYEE's future and/or continued employment. The EMPLOYEE is not to reveal any of COMPANY's Confidential Information to any third party, within or outside COMPANY except to the extent required by his or her normal job duties. The EMPLOYEE agrees not to discuss or provide Confidential Information to anyone outside COMPANY or its affiliated entities including, without limitation, at conferences, seminars, meetings of professional or governmental organizations, or by publication in journals, or granting of interviews to journalists or other members of the news media.

3. Protection of COMPANY's Property. All records, files, manuals, lists of customers, lists of accounts, blanks, forms, materials, supplies, computer programs, and other materials furnished to the EMPLOYEE by COMPANY or an affiliate of COMPANY, used by EMPLOYEE on behalf of COMPANY or an affiliate of COMPANY, or generated or obtained by EMPLOYEE during the course of his or her employment or any other work product produced or developed by the EMPLOYEE in the performance of his or her employment duties shall be and remain the property of the COMPANY. The EMPLOYEE acknowledges that this property is confidential and is not readily accessible to COMPANY's competitors. Upon termination of employment hereunder, the EMPLOYEE shall immediately deliver to COMPANY or its authorized representative, all property, including all copies, remaining in the EMPLOYEE's possession or control.

4. Enforcement of this Agreement. If the EMPLOYEE breaches or threatens to breach the provisions of this Agreement, COMPANY shall be entitled to an injunction restraining the EMPLOYEE from disclosing in whole or in part the Confidential Information, or from using any of COMPANY's property or the property of COMPANY's affiliates. Nothing herein shall be construed as prohibiting company from pursuing any other remedies available to it due to the breach or threatened breach by the EMPLOYEE, including the recovery of damages from the EMPLOYEE.

5. Counterparts. The Agreement may be executed in one or more parts, all of which taken together shall constitute one instrument.

6. Interpretation. Whenever any word is used in the Agreement in the masculine gender, it shall also be construed as being used in the feminine and neuter genders, and singular usage shall include the plural and vice versa, all as the context shall require.

7. Marginal Headings. The marginal headings of the paragraphs of this Agreement are for convenience only, and are not to be considered a part of the Agreement or used in determining its content or context.

8. Modification. Any modification or amendment of the Agreement shall be in writing and shall be executed by all parties.

9. Partial Invalidity. If any provision of the Agreement is held to be invalid or unenforceable, all the remaining provisions shall nevertheless continue in full force and effect.

10. Secession of Benefits. The provisions of the Agreement shall inure to the benefit of and be binding upon the parties hereto, their heirs, executors, administrators and assignees.

11. Waiver. Any waiver by any party of a breach of any provision of the Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

12. Good Faith - Attorney's Fees and Costs. The parties desire that each raise only good faith disputes for arbitration and litigation. In the event of any action initiated by EMPLOYEE or COMPANY in connection with a breach of the terms of the Agreement, the prevailing party shall be entitled to recover from the losing party all of the prevailing party's court costs and reasonable attorney's fees.

13. Applicable Law. The Agreement shall be subject to and governed by the laws of the State of Arizona, regardless of the fact that one or more of the parties now is or may become a resident of a different state. All lawsuits under this Agreement shall be filed in Maricopa County, Arizona.

In witness whereof, the parties have hereunto set their hand.

LIFEMARK CORPORATION                       EMPLOYEE

By:
      ---------------------------------    --------------------------------

Its:
      ---------------------------------